Exhibit 99.1
NEWS RELEASE

Albany International Corp. Appoints Christopher E. Stone as President, Albany Engineered Composites

Rochester, New Hampshire, August 2, 2024 – Albany International Corp. (NYSE: AIN) announced today that its Board of Directors has appointed Christopher Stone as President, Albany Engineered Composites, Inc., and elected him an officer of the Company, effective August 12, 2024, to succeed Gregory Harwell, who no longer serves as President of Albany Engineered Composites, Inc.

Mr. Stone, 52, brings a deep knowledge of the A&D industry, and considerable broad experiences to his new role. He has held a wide range of leadership positions at public companies, with a focus in manufacturing and supply chain management, business operations, production control, logistics and organizational transformation. Most recently he served as Vice President & Chief Supply Chain Officer at Lockheed Martin Corporation from 2021 to 2024. Prior to joining Lockheed Martin, he was Vice President – Supply Chain & Material Management at Aerojet Rocketdyne from 2018 to 2021, and previously held various management positions at Textron companies, including Textron Marine & Land System and Bell Helicopter from 2005 to 2018. He is a former Aviation Officer with the United States Army with a Bachelor of Business Administration in Management from Gonzaga University and an MBA from Rice University.

Mr. Kleveland said “I am excited to have Chris join the Albany team and know he will bring a strong strategic capability to our growing business. At the same time, his experience and admirable results leading Operations and Supply Chain are critical to continue the competitive advantage AEC has in on time delivery of a quality product.”

Mr. Stone said “I am deeply honored to join the team at Albany Engineered Composites, renowned for their state-of-the-art technologies and exceptional execution in a market space that is critical to our industry. I am excited to meet our talented employees, learn the Albany business, and engage with our valued customers."

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 32 facilities in 14 countries, employs approximately 6,000 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Investor / Media Contact:

JC Chetnani
603-330-5851
jc.chetnani@albint.com